Exhibit 99.1

Carlyle Credit Income Fund Announces First Quarter Financial Results and Declares Monthly Common and Preferred Dividends
New York – February 25, 2026 - Carlyle Credit Income Fund (“we,” “us,” “our,” “CCIF” or the “Fund”) (NYSE: CCIF) today announced its financial results for its first quarter ending December 31, 2025. The full detailed presentation of the Fund’s first quarter 2026 financial results can be viewed on the Fund’s website (https://www.carlylecreditincomefund.com/investor-dashboard).
“In the first quarter, we continued our focus on selective capital deployment and long-term value creation,” said Nishil Mehta, CCIF’s Principal Executive Officer and President. “Amidst a more challenging market environment for CLO equity, we completed three resets in the underlying portfolio, extending reinvestment runway and enhancing future cash flow potential. In light of current market conditions, we are reducing our monthly dividend to $0.06 per share, which remains fully covered by core net investment income. We will continue to emphasize disciplined underwriting, working with strong CLO managers, and maintaining prudent capital management as we look ahead.”
Over the past quarter, the Fund has successfully:
•Declared a monthly dividend of $0.06 cents through May 2026, equating to a 20.00% annualized dividend based on share price as of February 23, 2026.
•Funded $13.1 million in new CLO investments with a weighted average GAAP yield of 13.55% as of December 31, 2025. The aggregate portfolio weighted average GAAP yield was 13.56% as of December 31, 2025.
•Refinanced $52 million 8.75% Series A Term Preferred Shares with lower cost preferred shares with a weighted average coupon of 7.33%.
◦Issued $30 million of 7.375% Series D Term Preferred Shares due 2028 (NYSE: CCID) on October 30, 2025.
◦Completed a private placement of 7.25% Series E Convertible Preferred Shares for total net proceeds of approximately $16.3 million on October 30, 2025.
◦Redeemed all $52 million 8.75% Series A Term Preferred Shares (NYSE: CCIA) on November 3, 2025.

Net investment income was $0.09 per common share, adjusted net investment income was $0.17 per common share, and core net investment income was $0.32 per common share for the first quarter of 2026. Adjusted Net Investment Income Per Common Share and Core Net Investment Income Per Common Share are Non-GAAP financial measures described in further detail below. Net asset value per common share was $5.17 as of December 31, 2025. The total fair value of investments was $181.8 million as of December 31, 2025.

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Dividends
CCIF is declaring a monthly dividend on shares of the Fund’s common stock of $0.06 per share for March, April and May 2026.

Security	Amount per Share	Record Dates	Payable Dates
Common Stock	$0.06	March 19, 2026	March 31, 2026
		April 20, 2026	April 30, 2026
		May 18, 2026	May 29, 2026
CCIF is also pleased to announce the declaration of dividends on shares of the Fund’s 7.375% Series D Term Preferred Shares of $0.1536 per share for March, April and May 2026.

Security	Amount per Share	Record Dates	Payable Dates
Series D Preferred Shares	$0.1536	March 19, 2026	March 31, 2026
		April 20, 2026	April 30, 2026
		May 18, 2026	May 29, 2026
Conference Call
The Fund will host a conference call at 10:00 a.m. EDT on Thursday, February 26, 2026 to discuss its first quarter financial results. Please register for the conference call here. The conference call information will also be available via a link on Carlyle Credit Income Fund’s website and the recording will be available on our website soon after the call’s completion.
Non-GAAP Financial Measures
On a supplemental basis, we are disclosing Adjusted Net Investment Income Per Common Share and Core Net Investment Income Per Common Share, which are calculated and presented on a basis other than in accordance with GAAP (“non-GAAP”). We use these non-GAAP financial measures internally to analyze and evaluate financial results and performance, and we believe these non-GAAP financial measures are useful to investors gauging the quality of the Fund's financial performance, identifying trends in its results and providing meaningful period-to-period comparisons The presentation of this non-GAAP measure is not intended to be a substitute for financial results prepared in accordance with GAAP and should not be considered in isolation.
About Carlyle Credit Income Fund
Carlyle Credit Income Fund (NYSE: CCIF) is an externally managed closed-end fund focused on investing in primarily equity and junior debt tranches of collateralized loan obligations (“CLOs”). The CLOs are collateralized by a portfolio consisting primarily of U.S. senior secured loans with a large number of distinct underlying borrowers across various industry sectors. CCIF is externally managed by Carlyle Global Credit Investment Management L.L.C. (“CGCIM”), an SEC-registered investment adviser and wholly owned subsidiary of Carlyle. CCIF draws upon the significant scale and resources of Carlyle as one of the world's largest CLO managers.
Web: www.carlylecreditincomefund.com
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This press release may contain forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by the use of forward-looking terminology such as “anticipates,” “believes,” “expects,” “intends,” “will,” “should,” “may,” “plans,” “continue,” “believes,” “seeks,” “estimates,” “would,” “could,” “targets,” “projects,” “outlook,” “potential,” “predicts” and variations of these words and similar expressions to identify forward-looking statements, although not all forward-looking statements include these words. You should read statements that contain these words carefully because they discuss our plans, strategies, prospects and expectations concerning our business, operating results, financial condition and other similar matters. We believe that it is important to communicate our future expectations to our investors. There may be events in the future, however, that we are not able to predict accurately or control. You should not place undue reliance on these forward-looking statements, which speak only as of the date on which we make it. Factors or events that could cause our actual
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results to differ, possibly materially from our expectations, include, but are not limited to, the risks, uncertainties and other factors we identify in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in filings we make with the Securities and Exchange Commission, and it is not possible for us to predict or identify all of them. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
Contacts:

Investors:	Media:
Joseph Castilla	Kristen Ashton
+1 (866) 277-8243 investorrelations@carlylecreditincomefund.com	+1 (212) 813-4763 kristen.ashton@carlyle.com
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